As filed with the Securities and Exchange Commission on October 5, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

Indaptus Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	86-3158720
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Indaptus Therapeutics, Inc. 2026 Equity Incentive Plan

(Full title of the plan)

Junyi Dai

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, New York 10019

(646) 427-2727

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

With copies to:

Peter Gennuso, Esq.

Blessing Adeyeye, Esq.

McCarter & English, LLP

250 West 55th Street, 13th Floor

New York, NY 10019

+1 (212) 609-6800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Indaptus Therapeutics, Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 13,324,232 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant that are authorized for issuance under the Indaptus Therapeutics, Inc. 2026 Equity Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission, such documents are not being filed with the Commission either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 17, 2026.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on May 15, 2026 and August 13, 2026, respectively.

(c)	The Registrant’s Current Reports on Form 8-K (other than any portions thereof deemed furnished and not filed), filed with the Commission on January 2, 2026, January 8, 2026, January 20, 2026, February 12, 2026, February 27, 2026, March 24, 2026, April 3, 2026, April 23, 2026, April 24, 2026, May 15, 2026, June 5, 2026, June 24, 2026, August 13, 2026, September 1, 2026, September 4, 2026, September 8, 2026 and September 10, 2026.

(d)	The Registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on July 16, 2026.

(e)	The description of the Registrant’s securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed with the Commission on March 17, 2026, as well as any additional amendments or reports filed for the purpose of updating such description.

(f)	All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such liability cannot be eliminated or limited under the DGCL.

As permitted by Section 145 of the DGCL, the Registrant’s Amended and Restated Bylaws provide that:

●	the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent permitted by the DGCL, subject to the terms and conditions set forth in the Bylaws;

●	the Registrant shall advance expenses incurred by its directors and officers in defending any qualifying proceeding prior to its final disposition, subject to the terms and conditions set forth in the Bylaws; and

●	the indemnification and advancement rights provided in the Bylaws are contractual rights and are not exclusive of any other rights to which a person may otherwise be entitled under applicable law, the Certificate of Incorporation, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise

The Registrant’s Bylaws also provide that the Registrant may maintain insurance at its expense to protect the Registrant and its directors, officers, employees and agents against expenses, liabilities or losses incurred in such capacities, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)

4.2	Amended and Restated Bylaws of Indaptus Therapeutics, Inc., dated as of January 22, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024)

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. dated August 3, 2021 (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)

4.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 27, 2026)

4.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 26, 2025)

5.1*	Opinion of McCarter & English, LLP

10.1	Indaptus Therapeutics Inc. 2026 Equity Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Form DEF14A filed on July 16, 2026).

23.1*	Consent of Haskell & White LLP, Independent Registered Public Accounting Firm

23.2*	Consent of McCarter & English, LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107.1*	Filing fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on October 5, 2026.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Junyi Dai
Name:	Junyi Dai
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Junyi Dai and Yu Ding, or each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Junyi Dai	Chief Executive Officer and Chairman of the Board of Directors	October 5, 2026
Junyi Dai	(principal executive officer)

/s/ Yu Ding	Chief Financial Officer	October 5, 2026
Yu Ding	(principal financial and accounting officer)

/s/ David Natan	Director	October 5, 2026
David Natan

/s/ Jerome Jabbour	Director	October 5, 2026
Jerome Jabbour

/s/ Johnny Fox Arrowsmith	Director	October 5, 2026
Johnny Fox Arrowsmith

/s/ Qinglai Lu	Director	October 5, 2026
Qinglai Lu